HIGH TIDE INC.

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

High Tide Inc. ("High Tide" or the "Company")
Unit 112, 11127 - 15 Street N.E.
Calgary, Alberta T3K 2M4

Item 2: Date of Material Change

September 14, 2020.

Item 3: News Release

A news release was disseminated on September 14, 2020 and filed on SEDAR at www.sedar.com.

Item 4: Summary of Material Change

The Company extended the term of a $2,000,000 loan that the Company borrowed from an arm's length third party bearing an interest rate of 12% pursuant to a loan agreement dated September 4, 2019.

Item 5.1: Full Description of Material Change

Please see news release attached as Schedule "A".

Item 5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable.

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

For additional information with respect to this material change, the following person may be contacted:

Raj Grover, President, Chief Executive Officer & Director

Tel: (403) 770-9435 Email: raj@hightideinc.com

Item 9: Date of Report

This report is dated as of the 5th  day of February, 2021.

Schedule "A"

FOR IMMEDIATE RELEASE

NOT FOR DISTRIBUTION TO NEWSWIRE SERVICES IN THE UNITED STATES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF UNITED STATES SECURITIES LAWS.

High Tide Issues $2 Million of Convertible Debentures

Calgary, AB, November 15, 2019 / CNW / − High Tide Inc. ("High Tide" or the "Company") (CSE:HITI) (OTCQB:HITIF) (Frankfurt:2LY), an Alberta-based, retail-focused cannabis corporation enhanced by the manufacturing and wholesale distribution of smoking accessories and cannabis lifestyle products, today announced that it has issued unsecured convertible debentures of the Company (the "Debentures") under a non-brokered private placement (the "Offering") with proceeds of $2,000,000. The proceeds of the Offering will be used by High Tide to fund the construction of its next Canna Cabana and KushBar stores as well as for general working capital purposes. Subject to the need for further growth capital, the Company's Board of Directors has authorized the issuance of an optional second tranche of the Offering for aggregate proceeds of up to $5,000,000.

The outstanding principal amount under the Debentures is convertible at any time before maturity and at the holder's option, into common shares of the Company (the "Shares") at a conversion price of $0.252 per share. The Debentures are due 24 months from the date of issuance and carry an interest cost of 10% per annum, payable annually in advance in Shares. The interest cost is payable in Shares at a deemed price equal to the volume-weighted average price per common share for the 10-day period prior to the date upon which interest is due. Concurrent with the issuance of the Debentures, the Company paid the annual amount of interest due up-front in the form of 784,314 Shares.

Under the Offering, the Company also issued common share purchase warrants (the "Warrants") such that each subscriber received one Warrant for each $0.252 original principal amount of its Debenture, resulting in 7,936,507 Warrants being issued as part of the Offering. Each Warrant entitles the holder to acquire one Share at an exercise price of $0.50 per Share for two years from the date of issuance. The final closing of the Offering is expected to occur on such date or dates as agreed to between the Company and the investors.

About High Tide Inc.

High Tide is an Alberta-based, retail-focused cannabis corporation enhanced by the manufacturing and wholesale distribution of smoking accessories and cannabis lifestyle products. It is a vertically-integrated company in the Canadian cannabis market, with portfolio subsidiaries including RGR Canada Inc., Famous Brandz Inc., Kush West Distribution Inc., Smoker's Corner Ltd., Grasscity.com, Canna Cabana Inc. and the majority of KushBar Inc. High Tide's strategy as a parent company is to extend and strengthen its integrated value chain, while providing a complete customer experience and maximizing shareholder value. Key industry investors in High Tide include Aphria Inc. (TSX:APHA) (NYSE:APHA) and Aurora Cannabis Inc. (NYSE:ACB) (TSX:ACB).

Representing the core of High Tide's business, RGR Canada Inc. is a high-quality and innovative designer, manufacturer and distributor of cannabis accessories. Famous Brandz Inc. is a dominant manufacturer of licensed lifestyle accessories, through partnerships with celebrities and entertainment companies including Snoop Dogg and Paramount Pictures. Famous Brandz' products are sold to wholesalers and retailers around the world. Founded in 2009 and approved by the Canadian Franchise Association, Smoker's Corner Ltd. is among Canada's largest counter-culture chains with 12 locations. Kush West Distribution is in the process of becoming a cannabis wholesaler in the province of Saskatchewan. Based in Amsterdam since 2000, Grasscity.com is the world's preeminent and most searchable online retailer of smoking accessories and cannabis lifestyle products with approximately 5.8 million site visits annually. With the deregulation of recreational cannabis for adult use across Canada, Canna Cabana Inc. and its 26 branded stores, is a sizeable retail business with a sophisticated yet playful customer experience. KushBar Inc. is a retail cannabis joint venture with 3 locations in Alberta, offering a modern experience that is focused on the growing customer bases in Alberta and Ontario.

For more information about High Tide Inc., please visit www.hightideinc.com and its profile page on SEDAR at www.sedar.com.

Forward-Looking Information

Certain statements in this news release are forward-looking information or forward-looking statements. Such information and statements, referred to herein as "forward-looking statements" are made as of the date of this news release or as of the date of the effective date of information described in this news release, as applicable. Forward-looking statements relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (generally, forward-looking statements can be identified by use of words such as "outlook", "expects", "intend", "forecasts", "anticipates", "plans", "projects", "estimates", "envisages, "assumes", "needs", "strategy", "goals", "objectives", or variations thereof, or stating that certain actions, events or results "may", "can", "could", "would", "might", or "will" be taken, occur or be achieved, or the negative of any of these terms or similar expressions, and other similar terminology) are not statements of historical fact and may be forward-looking statements.

Such forward-looking statements are based on assumptions that may prove to be incorrect, including but not limited to the ability of High Tide to execute on its business plan and that High Tide will receive one or multiple licenses from Alberta Gaming, Liquor & Cannabis, British Columbia's Liquor Distribution Branch, Liquor, Gaming and Cannabis Authority of Manitoba, Alcohol and Gaming Commission of Ontario or the Saskatchewan Liquor and Gaming Authority permitting it to carry on its Canna Cabana Inc. and KushBar Inc. businesses. High Tide considers these assumptions to be reasonable in the circumstances. However, there can be no assurance that any one or more of the government, industry, market, operational or financial targets as set out herein will be achieved. Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements, or industry results, to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements.

The forward‐looking statements contained herein are current as of the date of this news release. Except as required by law, High Tide does not have any obligation to advise any person if it becomes aware of any inaccuracy in or omission from any forward-looking statement, nor does it intend, or assume any obligation, to update or revise these forward-looking statements to reflect new events or circumstances. Any and all forward-looking statements included in this news release are expressly qualified by this cautionary statement, and except as otherwise indicated, are made as of the date of this news release.

SOURCE High Tide Inc.

For further information, please contact Nick Kuzyk, Chief Strategy Officer & SVP Capital Markets at High Tide Inc.; Tel: (403) 265-4207; Email: Nick@HighTideInc.com; Web: www.HighTideInc.com.